UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 27, 2004

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (336) 768-8500

This document contains 2 pages, excluding exhibits.

Item 7(c): Exhibits

     Exhibit 99:      Press Release

Item 12. Earnings Release

On July 27, 2004, Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust and The Community Bank, reported for the quarter ended June 30, 2004, net income of $1,957,000, up 129.7% from $852,000 in the year ago period. This represents earnings of $0.11 per diluted share compared with $0.09 per diluted share from the second quarter of 2003. For the six month period ended June 30, 2004, net income totaled $3,643,000, an increase of 102.5% from $1,799,000 for the same six-month period in 2003. On a diluted per share basis, the Company reported year to date earnings of $0.21 per share, a 10.5% increase from the $0.19 for the six months ended June 30, 2003.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust and The Community Bank. Southern Community Bank and Trust is a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. The Community Bank operates ten banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

By:	/s/ Scott C. McLean

Scott C. McLean
Senior Vice President

Date:	July 27, 2004